0 CORPORATE OVERVIEW July 2024 Issuer Free Writing Prospectus dated July 19 , 2024 Filed Pursuant to Rule 433 of the Securities Act 1933 , as amended Relating to Preliminary Prospectus dated July 19 , 2024 Registration Statement No . 333 - 279734

1 Legal Disclaimer Actuate Therapeutics, Inc. (the "Company," "Actuate," "we," "our" and "us") has filed a registration statement (including a p rel iminary prospectus) on Form S - 1 (File No. 333 - 279734) related to this proposed initial public offering with the Securities and Exchange Commission (the "SE C"). The registration statement has not yet become effective. Shares of our common stock may not be sold, nor may offers to buy be accepted, prior to the registration statement becoming effective. Before you invest, you should read the preliminary prospectus in that registration statement, an d when available, the final prospectus relating to the offering, and the other documents we have filed with the SEC for more complete information a bou t us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at ww.sec.gov. Alternatively, a copy of th e prospectus may be obtained from Titan Partners Group LLC, a division of American Capital Partners, LLC at 4 World Trade Center, 29th Floor, Ne w Y ork, NY 10007, by phone at (929) 833 - 1246 or by email at prospectus@titanpartnersgrp.com. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall ther e b e any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification und er the securities laws of any such state or jurisdiction. Sales and offers to sell our securities will only be made in accordance with the Securities Act o f 1 933, as amended, and applicable SEC regulations, including written prospectus requirements.

Forward-Looking Statements

This presentation contains forward-looking statements. Forward-looking statements are not historical facts but are based on certain assumptions of our management, which we believe to be reasonable but are inherently uncertain, and describe our future plans, strategies and expectations. Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, "may," "could," "seek," "guidance," "predict," "potential," "likely," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance.

These statements relate to future events and involve known and unknown risks, uncertainties and other important factors beyond our control which may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Such statements include, but are not limited to, statements about: expectations regarding our capitalization and resources; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete pre-clinical and clinical trials; our strategy and focus; the research, development and commercial potential of any of our product candidates; the timing and success of our development efforts; the success of any of our planned preclinical and clinical trials and our ability to achieve regulatory approval for elraglusib or any future product candidate; the potential benefit of, and ability to enter into, modify, or terminate collaborative agreements; the timing and likelihood of regulatory filings with the FDA; the anticipated timing, costs, design and conduct of our ongoing and planned clinical trials and preclinical studies for elraglusib and any future product candidates; our ability to commercialize elraglusib and any future product candidates, if approved; the pricing and reimbursement of elraglusib and any future product candidates, if approved; the potential to develop future product candidates; the potential market or success for the clinical development programs of Actuate; and statements of historical fact, including those related to Actuate's future cash, market or financial position.

Actuate may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing, and you should not place undue reliance on such forward-looking statements. The forward-looking statements contained or implied in this presentation are subject to other risks and uncertainties. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise. The products and claims made about specific products in this presentation have not been evaluated by the United States Food and Drug Administration or any foreign equivalent and are not approved to diagnose, treat, cure or prevent disease.

2

3 Transaction Overview Actuate Therapeutics, Inc. (Nasdaq: ACTU) Initial Public Offering $25.0 million (+15% Over - allotment Option) 2,777,778 Shares of Common Stock $8.00 - $10.00 per Share For clinical trials and product development, research and development, clinical manufacturing as well as for working capital and other general corporate purposes Titan Partners Group, a division of American Capital Partners Newbridge Securities Corporation

4 Company Highlights 1 Developing elraglusib , a leading GSK - 3 β inhibitor with novel, multimodal MOA, in multiple advanced cancer Phase 2 trials 4 Oral version of elraglusib successfully evaluated in Healthy Volunteer Phase 1 ▶ Potentially expands clinical and commercial opportunities 3 Extended survival and increased responses are observed in mPDAC and relapsed/ refractory Ewing sarcoma. Preliminary evidence of clinical benefit has also been observed in patients with metastatic melanoma and relapsed/refractory colorectal and lung cancer, which will be used to inform prioritization of the near - term pipeline 5 Broad composition of matter IP protection and development incentives ▶ Orphan Drug and Fast Track Designations for pancreatic or other cancer types could accelerate path to registration 2 Clinical responses (CRs/PRs) and Disease Control observed across cancer histologies with elraglusib IV as single agent and in combination with chemotherapy

Multimodal MOA Supported by Clinical Data

- Elraglusib is an ATP-competitive inhibitor of GSK-3β
    - GSK-3β has been shown to potentially contribute to tumor progression in many treatment naive and refractory/resistant tumors
        - Pleiotropic effects as signaling adaptor
- Elraglusib downregulates well-credentialed molecular pathways that can lead to chemotherapy and drug resistance
    - NF-kB pathway-anti-apoptotic protein expression
    - Alterations in TGF-b and pro-inflammatory cytokines suggest role in fibrosis in addition to immunomodulation
    - DDR pathways (ATR/ATM) including mismatch repair (PMS2)
    - Increase responsiveness of resistant/refractory tumors to chemo and immune therapy-"cold" tumors turned to "hot"
    - Inhibition of oncogenic epithelial-mesenchymal transitions


1
T cell and NK cell activation
PD-1
LAG-3
PD-L1
↓ TCR clonality
Elraglusib
GSK-3β
2
Inhibition of cell proliferation and survival
Cyclin D1
Myc
6
Inhibition of epithelial-mesenchymal transition (EMT)
3
Reduction of tumor fibrosis
NF-κB
5
Apoptosis
Reversal of chemo- and radio-resistance
4
Decreased immune evasion

Source: Molecular Pathways, 2017; DOI: 10.1158/1078-0432.CCR-15-2240.

5

ACTUATE THERAPEUTICS

Multimodal MOA Supported by Clinical Data

Drug		Study	Phase 1	Phase 2	Phase 3	Anticipated Milestones
Elraglusib Injection	Adult Actuate-1801	**Part 1 and 2:** Dose Escalation Refractory Cancers	Fully Enrolled			Published Carneiro et al. 2024
		Part 3A: Pancreatic Cancer (combined with GnP) 1st line metastatic (single arm)	Completed	Completed		Submitted for publication
		Part 3B: Pancreatic Cancer (combined with GnP) 1st line metastatic (randomized, controlled) *Fast track designation*	Fully Enrolled	Fully Enrolled		Topline Data: Q1 2025
	Pediatric Actuate-1902	**Phase 1 / 2:** Advanced, refractory solid cancers (including Ewing Sarcoma patients)	Ongoing			Topline Data: 2H 2025
		Study Amendment for Phase 2 portion in planning for Ewing Sarcoma Only	In Planning			TBD
Elraglusib Oral Tablet	Adult Actuate-2401	**Phase 1:** Advanced, refractory solid cancers	In Planning			TBD
		Phase 2: • Melanoma (metastatic, CPI refractory) • Colorectal cancer (metastatic, refractory)	In Planning			
	Pediatric	**Phase 1:** Advanced, refractory cancer (solid and hematological)	In Planning			TBD

Note: As of May 2024
Within each study (1801, 1902, 2401), each subsequent part or phase is successive to the preceding part or phase and not a separate study that will individually proceed through each of phases 1, 2, and 3 of clinical trials.

GnP: gemcitabine/nab-paclitaxel
FPFD: First patient first dose
RP2D: Recommended Phase 2 Dose

6

7 Establishes process for transition from elraglusib (9 - ING - 41) Monotherapy (Part 1) to evaluation of multiple chemotherapy combinations (Part 2) to Phase 2 efficacy studies (Part 3) under one protocol Elraglusib + Gemcitabine Elraglusib + Doxorubicin Elraglusib + Carboplatin Elraglusib + Lomustine Elraglusib + Irinotecan Elraglusib + GnP Elraglusib + Paclitaxel Carboplatin Elraglusib + Pemetrexed Carboplatin 1801 - Part 3 Company Sponsored Phase 2 Studies 1801 - Part 3B First line mPDAC GnP + elraglusib Randomized Controlled Trial (International) Utilize rationale from Actuate - 1801 to identify indications for Phase 2 studies with elraglusib oral tablet Clinical Study Actuate - 1801 1801 - Part 2 Elraglusib Dose Escalation in Combination with Standard Dosing Chemotherapy All patients required to have previously failed the combination chemo prior to enrollment 1801 - Part 1 Elraglusib Monotherapy Dose Escalation 1801 - Part 3A First Line mPDAC GnP + elraglusib Simon Two - Stage (International) Phase 1/2 Study Design for Elraglusib Injection GnP : gemcitabine/nab - paclitaxel

ACTUATE THERAPEUTICS

Safety Profile of Elraglusib

As Monotherapy and in combination with chemotherapy

Treatment-Emergent Adverse Events of Any Grade Reported in ≥20% of Patients Treated with elraglusib in Actuate 1801 Part 1 and 2

Adverse event	Patients, n (%)			
	Elraglusib monotherapy Part 1 (N=67)		Elraglusib with chemotherapy Part 2 (N=171)	
	Any Grade	Grade ≥3	Any Grade	Grade ≥3
Any TEAE	67 (100)	37 (55.2)	171 (100)	124 (72.5)
Serious TEAE	29 (43.3)	26 (38.8)	72 (42.1)	67 (39.2)
Leading to treatment discontinuation	6 (9)	4 (6)	36 (21.1)	30 (17.5)
Leading to death	5 (7.5)	5 (7.5)	18 (10.5)	18 (10.5)
TEAEs of any Grade in ≥20% of Patients				
Visual impairment	34 (50.7)	0	104 (60.8)	1 (0.6)
Fatigue	32 (47.8)	2 (3)	86 (50.3)	8 (4.7)
Nausea	25 (37.3)	1 (1.5)	77 (45)	3 (1.8)
Diarrhea	21 (31.3)	3 (4.5)	52 (30.4)	6 (3.5)
Anemia	17 (25.4)	4 (6)	80 (46.8)	43 (25.2)
Vomiting	17 (25.4)	1 (1.5)	47 (27.5)	5 (2.9)
Headache	16 (23.9)	0	36 (21.1)	1 (0.6)
Abdominal pain	12 (17.9)	3 (4.5)	38 (22.2)	6 (3.5)
Neutrophil count decrease	2 (3)	2 (3)	45 (26.3)	36 (21.1)
Platelet count decrease	1 (1.5)	0	50 (29.2)	27 (15.8)
White blood cell count decrease	Not reported	Not reported	42 (24.6)	28 (16.3)

Treatment-Emergent Adverse Events of Any Grade Reported in ≥20% of Patients Treated with elraglusib (December 31, 2023) in Actuate 1801 Part 3B (ongoing)

Adverse event	Patients, n (%)			
	Elraglusib with Nab-Paclitaxel + Gemcitabine (N=139)		Nab-Paclitaxel + Gemcitabine (N=62)	
	Any Grade	Grade ≥3	Any Grade	Grade ≥3
Any TEAE	128 (92.1)	105 (75.5)	54 (87.1)	33 (53.2)
Serious TEAE	63 (45.3)	60 (43.2)	25 (40.3)	23 (37.1)
Leading to Stoppage of Any Study Drug	19 (13.7)	16 (11.5)	8 (12.9)	8 (12.9)
Leading to death	13 (9.4)	13 (9.4)	8 (12.9)	8 (12.9)
TEAEs of any Grade in ≥20% of Patients				
Visual impairment	80 (57.6)	0	3 (4.8)	0
Neutropenia[1]	67 (48.2)	63 (45.3)	17 (27.4)	11 (17.7)
Fatigue	64 (46)	15 (10.8)	18 (29)	1 (1.6)
Nausea	61 (43.9)	10 (7.2)	19 (30.6)	1 (1.6)
Diarrhea	57 (41)	11 (7.9)	19 (30.6)	2 (3.2)
Anemia[2]	45 (32.4)	25 (18)	14 (22.6)	8 (12.9)
Alopecia	43 (30.9)	1 (0.7)	18 (29)	0
Decreased appetite	41 (29.5)	5 (3.6)	9 (14.5)	2 (3.2)
Thrombocytopenia[3]	38 (27.3)	11 (7.9)	12 (19.4)	2 (3.2)
Vomiting	36 (25.9)	2 (1.4)	15 (24.2)	1 (1.6)
Constipation	36 (25.9)	2 (1.4)	14 (22.6)	1 (1.6)

1. Includes PT terms neutropenia and neutrophil count decreased
2. Includes PT terms anemia and hemoglobin decreased
3. Includes PT terms thrombocytopenia and platelet count decreased

Key Takeaways

Most adverse events when used as monotherapy were reported as mild to moderate

- Transient visual impairment described as transient alterations in color and skin tones under fluorescent light
- No permanent changes to eye structure or vision
- Visual impairment and fatigue are the two most frequent adverse events attributed to elraglusib
- Visual impairment decreases after a few cycles of treatment

8

9 Phase 2 – Actuate 1801 Part 3A • Simon’s two - stage design - Stage 1 • 1 st line metastatic pancreatic cancer ( mPDAC ) • Evaluate combination of elraglusib and gemcitabine/nab - paclitaxel ( GnP ) • First 23 consecutively evaluable patients defined as analysis set n= 29 after replacing non - evaluable patients (EE population) • 2 CRs confirmed • 9 PRs confirmed • DCR: 52%, ORR: 38% • Met Simon’s stage 1 threshold of DCR > 50% • 42 total patients enrolled (ITT) Evaluation of best overall response and CA19 - 9 in ITT • Evidence for clinical activity based on tumor and CA19 - 9 response Based on these data, we pivoted to a Phase 2 RCT • N=286 • Randomized (2:1), controlled • Elraglusib + GnP vs GnP alone 1st Line Treatment of mPDAC RCT: randomized , controlled trial; PDAC: pancreatic ductal adenocarcinoma ; ITT: intent to treat ; mITT : modified intent - to - treat ; EE: efficacy evaluable ; CR: complete response ; PR: partial response ; DCR: disease control rate; ORR: overall response rate;

Phase 2 RCT in First-Line Metastatic PDAC

Phase 2 RCT

- Primary endpoint: OS
- Secondary endpoints: ORR, DOR, PFS
- Total enrollment: 286 (completed Jan 2024)
- Sample size based on increase in 1 year OS from 35% in GnP to 55% in elraglusib/GnP with α=0.05; 232 patients needed for 80% power

	GnP (78)	Elraglusib/GnP (155)	
OS			
mOS (months)	7.3	12.2	HR=0.60; log-rank p=0.012
Events (% events)	42 (53.8%)	53 (34.2%)	
12-month OS (%)	15.5	52.5	
18-month OS (%)	0	20.5	
24-month OS (%)	0	13.6	
PFS			
mPFS (months)	4.6	4.8	HR=0.90; P=NS
Events (% events)	50 (64.1%)	79 (51%)	
ORR			
n (%)	12 (24%)	32 (30.8%)	Evaluable for response

Analysis of the interim data from Actuate-1801 3B is based on the study statistical analysis plan for informal interim data analysis when >50% of the patients in the GnP control group progressed and were no longer receiving GnP.



GnP (n=78, 20 on treatment, 42 events)
GnP + weekly elra (n=155, 47 on treatment, 53 events)
Probability of Survival
100
50
0
mOS, p=0.012
0
10
20
30
40
Time (months)

The final data and results may change as the study continues through completion

RCT: randomized, controlled trial; PDAC: pancreatic ductal adenocarcinoma; OS: overall survival; ORR: overall response rate; DOR: duration of response; PFS: progression-free survival

Predefined Safety Population
Draft unaudited data as of April 30, 2024

10

11 Phase 2 RCT in First - Line Metastatic PDAC Survival Swim Plots Predefined Safety Population Draft unaudited data as of April 30, 2024 The final data and results may change as the study continues through completion GnP + weekly elra : n=155 47 on treatment, 53 events GnP : n=78 20 on treatment, 42 events

12 Phase 2 RCT in First - Line Metastatic PDAC Best Overall Response Waterfall Plots Predefined Safety Population Draft unaudited data as of April 30, 2024 The final data and results may change as the study continues through completion

13 Predefined Safety Population Draft unaudited data as of April 30, 2024 Phase 2 RCT in First - Line Metastatic PDAC Time on Treatment Swim Plots GnP | n=78 (12 PRs) GnP + weekly elra | n=155 (32 PRs) The final data and results may change as the study continues through completion

Patient Demographics

as of May 1, 2024

Demographics – 1801 3B	GnP (N = 78)	9-ING-41 (1x/wk) + GnP (N=155)
Sex		
Female	35 (44.9%)	75 (48.4%)
Male	43 (55.1%)	80 (51.6%)
Age (years)		
n (%)	78 (100%)	155 (100%)
Mean (S.D.)	66.0 (9.9)	65.1 (9.1)
Median	67.0	65.0
Min, Max	42.0, 85.0	42.0, 86.0
Race		
Asian	2 (2.6%)	5 (3.2%)
Black or African American	6 (7.7%)	7 (4.5%)
White	65 (83.3%)	128 (82.6%)
Multiracial	0	1 (0.6%)
Unknown/Not Reported	5 (6.4%)	14 (9.0%)
Ethnicity		
Hispanic or Latino	0	8 (5.2%)
Not Hispanic or Latino	77 (98.7%)	141 (91.0%)
Unknown/Not Reported	1 (1.3%)	6 (3.9%)
Height (inches)		
n (%)	77 (98.7%)	155 (100%)
Mean (S.D.)	67 (4)	66 (4)
Median	67	67
Min, Max	59, 76	42, 76
Weight (pounds)		
n (%)	78 (100%)	155 (100%)
Mean (S.D.)	159.0 (42.2)	159.8 (38.3)
Median	154.4	156.3
Min, Max	85.3, 343.3	84.5, 335.0
Body Surface Area (BSA) (m2)		
n (%)	78 (100%)	154 (99.4%)
Mean (S.D.)	1.83 (0.26)	1.82 (0.22)
Median	1.82	1.81
Min, Max	1.31, 2.77	1.30, 2.41
Eastern Cooperative Oncology Group Performance Status		
0	31 (39.7%)	64 (41.3%)
1	44 (56.4%)	88 (56.8%)
2	2 (2.6%)	2 (1.3%)

General Classification of Pancreatic Cancer (at initial diagnosis)	GnP (N = 78)	9-ING-41(1x/wk)+GnP (N=155)
Borderline resectable pancreatic carcinoma	0	9 (5.8%)
Locally advanced pancreatic carcinoma	5 (6.4%)	10 (6.5%)
Metastatic pancreatic carcinoma	64 (82.1%)	116 (74.8%)
Resectable pancreatic carcinoma	8 (10.3%)	20 (12.9%)
Pancreatic carcinoma NOS	1 (1.3%)	0

Site of Metastases

Anatomical Location	GnP (N = 78)	9-ING-41(1x/wk)+GnP (N=155)
Pancreas	73 (93.6%)	127 (81.9%)
Liver	67 (85.9%)	115 (74.2%)
Lymph Node (BSA)	29 (37.2%)	71 (45.8%)
Lung	27 (34.6%)	57 (36.8%)

The final data and results may change as the study continues through completion

Predefined Safety Population
Draft unaudited data as of April 30, 2024

14

Clinical Activity in Areas of High Unmet Need in 1801 Part 1 and 2

- **Actuate 1801 Part 1 evaluated elraglusib as a single agent**
  - Extraordinary results for two melanoma patients in the study
  - First objective response reported in patient treated with 5 mg/kg elraglusib monotherapy
  - Metastatic melanoma diagnosed in 2018; widely metastasized to the brain, lungs, bones, muscles, stomach, lymph nodes, pancreas and adrenal glands.
  - Refractory to all FDA-approved standard therapies, including several checkpoint inhibitors and BRAF / MEK inhibitor
  - **After 12 Weeks on elraglusib:** Brain MRI showed complete response (CR) by RANO criteria, PET scan showed complete metabolic response ("CMR").
  - **Durable CMR ongoing (>5.0 years as of February 1, 2024)**

- **Refractory, metastatic melanoma identified as clinical indication for elraglusib development**
  - A second patient receiving single agent elraglusib has ongoing stable disease (SD) (3.1 years as of last documented alive date)
  - Also failed all FDA-approved standard therapies including immune checkpoint inhibitors and several experimental treatments
  - Patients receiving chemotherapy salvage after anti-PD-1 treatment have a mOS of 6.9 months across all chemotherapy tested[1]
  - **Potential for biomarker enrichment to improve probability of success**


MRI on prior therapy
MRI during washout (growth)
MRI after 2 Cycles (PR)
MRI after 4 Cycles (CR)

12 weeks on elraglusib leads to Complete Response by PET-MRI. Cystic lesions observed in place of prior tumor

Combination	Key Histologies	mOS (1801)
Elraglusib/Gemcitabine/ nab-paclitaxel	Metastatic Pancreatic Cancer (mPDAC)	15.3 months (Part 3A) 12.2 months (Part 3B)
Elraglusib Monotherapy	Refractory, Metastatic Melanoma	9.1 months
Elraglusib/Irinotecan	Refractory, metastatic Colorectal	6.9 months

1. Goldinger at el., Eur J Cancer 2022; 162: 22.

15

Clinical Responses in Areas of High Unmet Need-Pediatric Oncology

Objective responses and durable survival highlight development opportunity in Ewing sarcoma

Phase 1/2 study (Actuate-1902) in pediatric cancer patients with recurrent/refractory solid cancers

There are currently no treatment regimens that meaningfully extend life in Ewing sarcoma patients with metastatic, refractory disease

Patients that have metastasis and disease recurrence after chemotherapy have short survival of 3-8 months[1]

- Seven patients were enrolled in Actuate-1902 and appear to have metastatic, refractory Ewing and Ewing-like sarcoma and had disease progression on their last treatment regimen prior to joining the study
- All seven patients received the combination of elraglusib+cyclophosphamide/topotecan in 1902
- Four out of seven patients had received two or more previous chemotherapy regimens
- One patient had CR at their 1st scan as Best Overall Response (BOR)
    - Stopped all treatments after four months and continues to be in complete remission with no evidence of disease almost two years after termination of treatment
- One patient had BOR of CMR (Complete Metabolic Response, no detectable lesions by FDG-PET);
- One patient had BOR of PR (52% reduction in tumor)
- Two patients had BOR of SD and one patient had BOR of PD
- Four patients remain alive and three continue on treatment

1. Van Mater and Wagner. Onco Targets Ther. 2019;12:2279-2288.

16

17 • Single agent dose escalation (Actuate - 1801 Part 1) was evaluated in 67 patients in 15 different cancer types 1 • 35/67 subjects were enrolled at the three highest doses (9.4, 12.4 and 15 mg/kg) • Patients were advanced, refractory patients that had been heavily pre - treated [median 3 (1 - 13)] • A large number of patients had prolonged overall survival (OS) and some tumor shrinkage even of it did not reach level of an obj ective response at these higher doses of elraglusib single agent • Similar dose - response observed with chemotherapy combinations in Actuate - 1801 Part 2 • mOS 7.7 month in Actuate - 1801 Part 1 benchmarks favorably with published data for clinically active agents in Phase 1 (mOS~8 - 10 mon ths 2,3 ) Best Overall Response by Cancer Histology in Part 1 1. Carneiro et al Clin Cancer Res 2023: 30: 522 2. Menon et al., 2022 Cancer Rep (Hoboken); 5: e1465 3. Paluri et al. Scientific Rep 1801 Part 1 Best Overall Response Overall Response by Dose 8 months CR=complete response; PR=partial response; SD - stable disease; all response assessments per RECIST 1.1. Higher Doses of Elraglusib Appear Associated with Better Overall Survival

18 • Range of clinical benefit for elraglusib injection is hypothesized at 5 mg/kg and above based on PK data in patients 1 • Exceeds in vitro IC50 for tumor cell line death/apoptosis in pre - clinical studies for >12 hours • These doses lead to plasma exposure of elraglusib of up to 87,850 ng•h /mL Dose mg/kg n Cmax ng/mL Tmax H AUC24 ng•h /mL AUC72 ng•h /mL AUC∞ ng•h /mL λ z 1/h t1 /2 h CL L/h/kg Vz L/kg 1 2 - 3 560.5 1.067 2,961 6,145 4,648 0.1027 16.76 0.2854 4.427 2 5 - 5 1 242 1.110 5 932 9 271 8 002 0.05622 15.63 0.2915 5.529 3.3 4 - 5 1,930 1.577 11,571 15,150 13,097 0.08754 11.33 0.2775 4.262 5 5 - 5 1 896 2.200 15 191 23 771 29 335 0.03094 31.93 0.2067 7.605 7 5 - 7 4,027 1.388 30,151 48,433 47,971 0.04612 24.75 0.1835 5.555 9.3 7 - 8 4 146 1.036 31 160 50 405 63 358 0.03827 28.79 0.1953 6.446 12.37 5 - 5 6 912 2.080 44 094 84 381 86 579 0.04856 15.24 0.1881 4.090 15 1 - 2 4,300 1.067 62,376 84,367 87,580 0.02908 36.18 0.1713 3.717 Plasma Pharmacokinetics (PK) after a Single IV Dose in Actuate - 1801 Part 1 Elraglusib Clinical Pharmacology Supports Additional Dose Exploration 1. Carneiro et al Clin Cancer Res 2023: 30: 522 Mean Plasma 9 - ING - 41 ( elraglusib ) Concentration - Time Profiles in Actuate - 1801 Part 1 0 500 1000 1500 2000 2500 3000 0 2 4 6 8 10 12 14 16 18 20 22 24 Plasma 9 - ING - 41 (ng/mL) Time Since Start of Infusion (hours) 3.3 mg/kg 9 - ING - 41 Cyc 1, Day 1 Cyc 1, Day 8 Cyc 2, Day 1 Cyc 2, Day 8 0 500 1000 1500 2000 2500 3000 0 2 4 6 8 10 12 14 16 18 20 22 24 Plasma 9 - ING - 41 (ng/mL) Time Since Start of Infusion (hours) 5.0 mg/kg 9 - ING - 41 Cyc 1, Day 1 Cyc 1, Day 8 Cyc 2, Day 1 Cyc 2, Day 8 Target Plasma Profile (1 m M) Target Plasma Profile (1 m M) Target Plasma Profile (1 m M)

19 • Several possible oral dosage forms may allow potential expansion into pediatric cancer indications and adult indications where standard of care is oral • May improve compliance and patient experience in indications where long DCR is observed • Decreased cost of manufacturing at commercial scale compared to IV formulations • Phase 1 Study of Oral Solution in Normal Healthy Volunteers (NHV) recently completed • Oral Solution vs IV >50% bioavailability when dosed with food • Exposure and pharmacodynamic effects exhibited in fed/fasted patients • Phase 1 dose escalation study using Elraglusib Oral Tablet in advanced cancer patients (not healthy volunteers) in planning Fed State vs IV = 51% BA Fasted State vs IV = 17% BA Elraglusib Oral Formulations Oral elraglusib formulations have been developed that provide similar drug exposures to current IV

Elraglusib Oral Tablet

Exceeds Plasma Exposures of Elraglusib Injection

Elraglusib Oral Tablet Plasma Exposure (AUC) at MTD is similar to the Highest Dose of elraglusib Injection tested to date

Route	Potency	Dose Number	Target Dose (mg/kg)	Actual Dose (mg/kg)	Half-life (hr)	T_{max} (hr)	C_{max} (ng/mL)	AUC_{last} (hr*ng/mL)	Dose-limiting Toxicity
IV	N/A	1	10	10	2.63	0.0830	6,560	22,300	No
Oral	250 mg	2	25	24.5	3.01	4.50	6,090	77,000	No (MTD)
Oral	500 mg	3	50	49.9	7.63	6.00	9,230	137,000	Yes

- Pharmacokinetics to date have been largely dose-proportional
- Elraglusib Oral Tablet will be given daily, which should achieve steady state plasma levels of drug
- Elraglusib Oral Tablet should achieve daily exposures that are similar to what was previously delivered twice weekly using the IV formulation
    - Flat oral dosing vs IV dosing based on weight simplify use and may improve patient compliance
    - MTD in dogs after a single dose is approximately 25 mg/kg elraglusib Oral Tablet 250 mg
- Population PK studies have demonstrated that elraglusib does not increase plasma levels of any of the chemotherapy backbones evaluated to date (gemcitabine, nab-paclitaxel, irinotecan, cyclophosphamide/topotecan)
- These studies have also demonstrated that the only known toxicity observed to date with elraglusib Injection have correlated with plasma exposure is the visual impairment
- Elraglusib Injection did not accumulate in plasma when given on Days 1 and 4 in Actuate-1801 Part 1 and 2
- This will allow further exploration of risk-benefit, dose and anti-cancer activity in indications identified as promising in Actuate-1801

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ACTUATE THERAPEUTICS

Key Near Term Anticipated Development Plans and Milestones

IV Program

1801 mPDAC

- Part 3A paper
- EMA advice meeting (PDAC)
  ODD PDAC EMA / COMP
- PFS in >80%
  OS in 70% of control patients PDAC
- FDA Type D
- Topline data Phase 2 mPDAC

2024 | **July** | **August** | **September** | **October** | **November** | **December** | **2025** | **1H 2025** | **2H 2025**

1902 EWS

- ODD Application
  Fast Track Application
- Request Type B Meeting to discuss EWS AA/BTD
  ODD EWS EMA / COMP
- Topline data Phase 1/2 1902
- EMA advice meeting to discuss registration PiP
  Request PRIME designation

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22 9 - ING - 41 Polymorph I Composition of Matter: Patent Issued (10/5/2021) US 11,136,334 Patent Application No. PCT/US2018/046203, filed August 10, 2018 Expires August 10, 2038, Potentially Eligible for Patent Term Extension (PTE) Claims directed to Polymorph I, compounds, pharmaceutical compositions, methods of preparing, and uses for treating cancers Polymorph compositions allowed/issued: US, EPO, Japan, China, Mexico, others 9 - ING - 41 Polymorph II Composition of Matter: Patent issued (8/9/2022): US 11,407,759 International Patent Application No. PCT/US2018/056083, filed October 16, 2018 Expires October 16, 2038, Potentially Eligible for Patent Term Extension (PTE) Claims directed to Polymorph II, compounds, pharmaceutical compositions, methods of preparing, and uses for treating cancers Polymorph compositions allowed/issued: US, EPO, Japan, China, Mexico, others US 8,207,216 - licensed from UIC Claims directed to compounds, pharmaceutical compositions, and methods of use Expires March 16, 2028, Eligible for Patent Term Extension (PTE) (March 16, 2033) Pediatric Exclusivity: + 6 months EP 2125683 (Germany, France, United Kingdom, Italy, Spain) Claims directed to compounds, pharmaceutical compositions, and uses Expires December 19, 2027 CA 2673368 Claims directed to compounds, pharmaceutical compositions, and uses Expires December 19, 2027 Actuate Patent Portfolio International Patent Application No. PCT/US2019/032639, filed May 16, 2019 Claims directed to methods and compositions for using, to treat idiopathic pulmonary fibrosis with GSK - 3b inhibitors Expires May 16, 2039, Potentially Eligible for Patent Term Extension (PTE) International Patent Application No. PCT/US2019/035576, filed June 5, 2019 Claims directed to methods and compositions for using, to treat malignant lymphoproliferative disorders Expires June 5, 2039, Potentially Eligible for Patent Term Extension (PTE) International Patent Application No. PCT/US2020/066762, filed December 23, 2020 Claims directed to methods of treating myelofibrosis using GSK - 3b inhibitor, as a single agent or combined with a JAK inhibitor like ruxolitinib . WW National Stage June 26, 2022 Expires December 23, 2040, Potentially Eligible for PTE International Patent Application No. PCT/US2023/069518, filed June 27, 2022 Claims directed to oral dosage forms of elraglusib WW National Stage December 27, 2024 Expires June 27, 2042, Potentially Eligible for PTE International Patent Application No. PCT/US2019/032639, filed May 16, 2019 Claims directed to methods and compositions for using, to treat idiopathic pulmonary fibrosis with GSK - 3b inhibitors Expires May 16, 2039, Potentially Eligible for Patent Term Extension (PTE) International Patent Application No. PCT/US2019/035576, filed June 5, 2019 Claims directed to methods and compositions for using, to treat malignant lymphoproliferative disorders Expires June 5, 2039, Potentially Eligible for Patent Term Extension (PTE) International Patent Application No. PCT/US2020/066762, filed December 23, 2020 Claims directed to methods of treating myelofibrosis using GSK - 3b inhibitor, as a single agent or combined with a JAK inhibitor like ruxolitinib . WW National Stage June 26, 2022 Expires December 23, 2040, Potentially Eligible for PTE World - Wide: National Stage Applications Pending in North America, Asia, Europe, South America, Israel, Africa and Australia United States Europe Canada International

23 Capitalization As of March 31, 2024 Pre - IPO Cap Table (as converted, assumes $9.00 offering price and 1:1.8 reverse split) Common Stock 16,215,937 (1) Warrants (WAEP: $10.32) 94,599 Options (WAEP: $2.97) 393,346 Fully Diluted Shares Outstanding 16,703,882 1) Includes the conversion of all outstanding shares of convertible Series A, B, and C preferred stock; net exercise of in - the - mone y Series B Warrants; the conversion of Bridge Notes (principal amount $5.5 million) upon the IPO; and a 1:1.8 reverse stock split of our common stock immediately prior to the of fer ing.

Seasoned and Successful Leadership

Experienced leadership team with demonstrated ability to develop and commercialize cancer drugs



Daniel M. Schmitt – Chief Executive Officer and Founder

- 30+ years of biotechnology and pharmaceutical experience across senior executive roles
- Led and contributed to the successful development and launch of multiple pharmaceutical products
- Exosurf, Zovirax, Valtrex, Adenoscan, Ambisome, Duraclon, Campath, Abraxane, enTrust
- Executed ~1B+ in milestone value through licensing, acquisition, and development deals



Andrew Mazar, PhD – Chief Operating Officer and Scientific Co-Founder

- Co-founder, Chief Scientific Officer and Director, Monopar Therapeutics, Inc. (Nasdaq: MNPR)
- Entrepreneur-in-Residence; Professor of Pharmacology; Founding Director, Center for Developmental Therapeutics, Northwestern University
- Chief Scientific Officer, Attenuon, LLC
- Internationally recognized expert in cancer metastasis and translational oncology
- Eleven drugs from discovery through Phase 2
- >250 peer-reviewed publications and book chapters and inventor on > 70 patents
- Serial entrepreneur with seven start-ups founded



Paul Lytle – Chief Financial Officer

- 30+ years of finance and accounting experience
- 25+ years of public company experience for Nasdaq listed companies
- Served as co-founder, CFO, and director for multiple biotech companies
- Raised in excess of $500 million in net proceeds from various equity and debt offerings



Steven D. Reich, MD – Sr VP, Clinical Development and Acting Chief Medical Officer

- Oncology drug development executive leader for commercial clinical development and strategy
- Directed multi-national medical research groups within pharmaceutical/biotechnology companies and CRO
- Lead investigator for Phase I-III trials and designed and managed Phase I-IV trials for industrial sponsors
- Headed the clinical research programs leading to multiple US, Canadian, and European drug approvals
- Epogen, Targretin, Panretin, Fludara, Inlyta

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25 Leading Therapeutic Profile Extensive data on activity from leading research institutions and promising clinical data in multiple cancer histologies Investment Highlights Significant Unmet Needs Developing elraglusib to address therapeutic shortcomings in key difficult - to - treat and refractory tumors Complementary Mechanisms of Action Focus on mediating cancer cell survival and chemoresistance through regulation of NF - kB and regulating antitumor immune response Robust IP Portfolio Expansive, global patent portfolio with significant exclusivity runway Clearly Defined Regulatory Path Multiple key regulatory designations available (Fast Track, Orphan Drug, Rare Pediatric) with registration path clinical trials underway and in development Seasoned Leadership Team Distinguished leadership and recognized world leading scientific advisory team

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